Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Closing of $69 Million Underwritten Public Offering of Common Stock

San Diego, February 13, 2018 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the only touchscreen insulin pumps available in the United States, today announced the closing of its previously announced underwritten public offering of 30 million shares of common stock at a price to the public of $2.00 per share.  In addition, the underwriters fully exercised an option to purchase 4.5 million additional shares of common stock at the public offering price.  All of the shares in the offering were offered by Tandem, with gross proceeds to Tandem of $69 million from the offering of an aggregate of 34.5 million shares.

Oppenheimer & Co. Inc. acted as the sole book‐running manager for the offering.  National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NasdaqCM: NHLD), acted as a co-manager in connection with the offering.

A registration statement on Form S-1 relating to these securities was filed by Tandem with the Securities and Exchange Commission  and declared effective on February 8, 2018. A copy of the final prospectus may be obtained from: Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad St., 26th Floor, New York, NY 10004, by telephone at (212) 667-8563 or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem manufactures and sells the t:slim X2™ Insulin Pump, the only pump capable of remote feature updates using a personal computer, now available with Dexcom G5® Mobile continuous glucose monitoring (CGM) integration, and the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements. Tandem is based in San Diego, California.

t:flex and Tandem Diabetes Care are registered trademarks, and t:slim X2 is a trademark of Tandem Diabetes Care, Inc. Dexcom G5 is a registered trademark of Dexcom, Inc.

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